Exhibit 5.1

February 12, 2014

LPL Financial Holdings Inc.
75 State Street
Boston, MA 02109

Re:	Registration Statement on Form S-3 filed on April 25, 2011 (Registration No. 333-173703)

Ladies and Gentlemen:
This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated April 25, 2011 (the “Base Prospectus”) and prospectus supplement dated February 12, 2014 (together with the Base Prospectus, the “Prospectus”) to be filed with the Securities and Exchange Commission (the “Commission”) by LPL Financial Holdings Inc., a Delaware corporation (the “Company”), pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus relates to the offering (the “Offering”) of 2,000,000 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company by certain stockholders of the Company, which Shares are covered by the Registration Statement.
We have acted as counsel for the Company in connection with the Offering. For purposes of this opinion, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein.
The opinions expressed below are limited to the Delaware General Corporation Law.
Based upon and subject to the foregoing, we are of the opinion that the Securities have been duly authorized and are validly issued, fully paid and non-assessable.
We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Ropes & Gray LLP
Ropes & Gray LLP